Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:
Investors:	Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com
Media:	Jeff Richardson, Inovio Pharmaceuticals, 267-440-4211, jrichardson@inovio.com

Inovio and ApolloBio to Collaborate on Development and

Commercialization of HPV Pre-cancer Immunotherapy VGX-3100

in Greater China

Inovio to receive up to $50 million in upfront and near term payments and equity investment

PLYMOUTH MEETING, Pa. – February 13, 2017 – Inovio Pharmaceuticals, Inc. (NASDAQ: INO) today announced that it has entered into a collaboration and license agreement providing ApolloBio Corporation (NEEQ: 430187) with the exclusive right to develop and commercialize VGX-3100, Inovio’s DNA immunotherapy product designed to treat pre-cancers caused by human papillomavirus (HPV), within Greater China (China, Hong Kong, Macao, Taiwan). The agreement provides for potential inclusion of the Republic of Korea three years following the effective date.

Under the collaboration and license agreement, Inovio will receive $15 million in upfront and near term payments comprising an initial $3 million signing fee and a $12 million milestone upon lifting of the VGX-3100 phase 3 pre-initiation clinical hold by the FDA. Under a separate equity agreement, ApolloBio will invest in Inovio common stock subsequent to lifting of the clinical hold at a volume weighted average price encompassing a trading period prior to and following the lifting of the clinical hold. The aggregate investment, which is expected to be completed in the first half of 2017, will not exceed $35 million and may be a lower amount such that ApolloBio will not be the largest shareholder in Inovio. ApolloBio will fund all clinical development costs within the licensed territory, and will pay Inovio up to $20 million based upon the achievement of certain regulatory milestones in the US, China and Korea, and double digit royalties on net sales of VGX-3100. The agreements are subject to People’s Republic of China (PRC) corporate and regulatory approvals, and payments are subject to PRC currency approvals.

This collaboration on VGX-3100 encompasses the treatment and/or prevention of pre-cancerous HPV infections and HPV-driven dysplasias, and excludes HPV-driven cancers and all combinations of VGX-3100 with other immunostimulants.

Dr. J. Joseph Kim, Inovio’s President and Chief Executive Officer, said, “As Inovio continues to focus on the path to regulatory approvals and commercialization strategies in the U.S. and European countries, this agreement opens up Greater China for our lead program and first phase III product. We believe that ApolloBio is a strong partner that brings significant capabilities and expertise relating to product development, the Chinese regulatory landscape, and the healthcare market in China.”

Dr. Weiping Yang, Chief Executive Officer of ApolloBio Corporation, said, “We are delighted to begin 2017 with a strategic collaboration with Inovio. VGX-3100 is the world’s first therapeutic vaccine being developed for HPV pre-cancers. This collaboration, license and equity investment marks our determination to introduce late stage innovative new drugs to meet severely unmet medical needs within the Greater China region.”

About VGX-3100

VGX-3100 is an HPV-specific immunotherapy that is being developed as a non-surgical treatment for high-grade cervical dysplasia and related underlying persistent HPV infection. VGX-3100 works in vivo to activate functional, antigen-specific, CD-8 T-cells to clear persistent HPV 16/18 infection and cause regression of pre-cancerous cervical dysplasia. In a phase II trial, VGX-3100 demonstrated clinical efficacy and was generally well tolerated, without the side effects and obstetric risks associated with surgical excision. VGX-3100 is a first-in-class HPV-specific immunotherapy that targets the underlying cause of cervical dysplasia, providing an opportunity for women to reduce their risk of cervical cancer without undergoing an invasive surgical procedure.

About HPV and Cervical Dysplasia

HPV is the most common sexually transmitted infection and is the main cause of cervical cancer, which kills more than 250,000 women every year worldwide. Among the 300 million women currently infected with HPV, 500,000 will be diagnosed with cervical cancer each year. Two types of HPV (HPV 16 and HPV 18) cause 70% of cervical cancer cases. High-grade cervical dysplasia is also caused by persistent HPV infection and is a pre-cancerous condition that can progress to cervical cancer if left untreated. Globally the number of high-grade cervical dysplasia cases is estimated to be in the range of 10 million.

Currently there are no approved medical treatments for persistent HPV infection or cervical dysplasia. The primary treatment for high-grade cervical dysplasia is surgical excision of the pre-cancerous lesion and a margin of healthy cervical tissue. Because surgical excision does not treat the underlying HPV infection that causes cervical dysplasia, there is a 10-16% risk of disease recurrence. Women with persistent HPV infection after surgical excision remain at high risk for cervical cancer. In addition, surgical treatment is associated with pain and cramping, and a risk for post-surgical bleeding, infection, and pre-term delivery and miscarriages during future pregnancies.

About ApolloBio Corporation

ApolloBio Corporation (NEEQ: 430187) is a leading Chinese biomedical company committed to research and development of innovative new medicines, accessing such new medicines through in-licensing, and additionally providing medical services. ApolloBio Corp. is focused on pharmaceutical products with significant market potential in China in the three major fields of oncology, liver disease, and cardio-cerebrovascular disease; providing efficient access for American biomedical companies to enter into the Chinese market; and aiming to bring the newest and best medicines across the globe to the Chinese people. For more information, visit www.apollobio.com.

About Inovio Pharmaceuticals, Inc.

Inovio is taking immunotherapy to the next level in the fight against cancer and infectious diseases. We are the only immunotherapy company that has reported generating T cells in vivo in high quantity that are fully functional and whose killing capacity correlates with relevant clinical outcomes with a favorable safety profile. With an expanding portfolio of immune therapies, the company is advancing a growing preclinical and clinical stage product pipeline. Partners and collaborators include MedImmune, The Wistar Institute, University of Pennsylvania, DARPA, GeneOne Life Science, Plumbline Life Sciences, Drexel University, NIH, HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, and Laval University. For more information, visit www.inovio.com.

# # # #

This press release contains certain forward-looking statements relating to our business, including the agreements with ApolloBio, our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including the timing of the lifting of the VGX-3100 phase 3 pre-initiation clinical hold, receipt of by ApolloBio of corporate and PRC regulatory approvals, uncertainties inherent in pre-clinical studies, clinical trials and product development programs, including VGX-3100, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our broad pipeline of SynCon® active immunotherapy and vaccine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that the company and its collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, our Form 10-Q for the quarter ended September 30, 2016, and other regulatory filings from time to time. There can be no assurance that the approvals required under the ApolloBio agreements will be obtained, that VGX-3100 or any other product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies for VGX-3100 will be supportive of regulatory approvals required to market licensed products, including in Greater China, or that any of the forward-looking information provided herein will be proven accurate.